EXHIBIT 99.1

NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

For Immediate Release

Gryphon Gold Mourns the Loss of Director

CARSON CITY, NV, July 05, 2012 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCBB), a gold exploration, development and production company focused on its Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), regretfully announced today the death of Donald W. Gentry, a member of its Board of Directors, on Monday, July 2, 2012.  Dr. Gentry, 69, had served as a director of the Company since 2005.

James T. O’Neil Jr., CEO of Gryphon Gold, commented, “We are deeply saddened by the untimely passing of Don, our respected colleague and friend.  Don was dedicated to the success of Gryphon Gold and his unique insight, energy and judgment in his role as a director made him an integral leader in bringing the Borealis Project back to production.  On behalf of the board of directors and all of Gryphon’s employees, we offer our condolences to his family.  Our thoughts and sympathies are with them at this difficult time.”

Dr. Gentry was a retired Professor Emeritus, Dean of Engineering of the Colorado School of Mines and also served on the Board of Santa Fe Gold Corporation, Newmont Mining Corporation and Newmont Gold Company.

The Board will begin a search for a successor and will make an announcement when a new director is selected.

ABOUT GRYPHON GOLD:
Gryphon Gold is in the business of acquiring, exploring, and developing gold properties in the United States, emphasizing the State of Nevada.  The Company’s primary focus is on the advancement of its Borealis property, located in Nevada’s Walker Lane Gold Belt (the “Borealis Property”).  The plan for the Borealis Property is to advance the development of the oxide heap leachable gold and silver to the production stage and to further expand and develop the significant sulphide resource through exploration, metallurgical design and sulphide project permitting and development.  The Borealis Property is unpatented mining claims (including claims leased to the Company’s wholly owned subsidiary) of approximately 20 acres each, totaling about 15,020 acres, which has successful past production.

Gryphon Gold routinely posts news and other important information on its website: www.gryphongold.com.

For further information please contact:

James T. O’Neil Jr., Chief Executive Officer 775.883.1456 joneil@gryphongold.com	Deborah K. Pawlowski Kei Advisors LLC 716.843.3908 dpawlowski@keiadvisors.com